Exhibit 10.2


                                 NOTE AGREEMENT

                          Dated as of October __, 2006

                                 by and between

                          Gilbert Heintz & Randolph LLP
                                    as Debtor

                                       and

                              CONGOLEUM CORPORATION
                                  as Noteholder

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                                Table of Contents


ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS....................................1
  SECTION 1.01.     Certain Defined Terms......................................1
  SECTION 1.02      Computation of Time Periods; Accounting Terms.............10

ARTICLE II. AMOUNT AND TERMS OF THE DEBT......................................11
  SECTION 2.01.     Debt......................................................11
  SECTION 2.02.     Note Evidencing the Debt..................................11
  SECTION 2.03.     Interest and Principal....................................11
  SECTION 2.04.     Optional Prepayments......................................12
  SECTION 2.05.     Escrow Account; Mandatory Prepayments.....................12
  SECTION 2.06.     Payments and Computations.................................14

ARTICLE III. CONDITIONS.......................................................15
  SECTION 3.01.     Conditions Precedent......................................15

ARTICLE IV. REPRESENTATIONS AND WARRANTIES....................................16
  SECTION 4.01.     Representations and Warranties of Debtor..................16

ARTICLE V. COVENANTS OF THE BORROWER..........................................17
  SECTION 5.01.     Affirmative Covenants.....................................17
  SECTION 5.02.     Negative Covenants........................................20
  SECTION 5.03.     Reference Capital Call Liability..........................22

ARTICLE VI. EVENTS OF DEFAULT.................................................23
  SECTION 6.01.     Events of Default.........................................23

ARTICLE VII. MISCELLANEOUS....................................................25
  SECTION 7.01.     Amendments, Etc...........................................25
  SECTION 7.02.     Notices, Etc..............................................25
  SECTION 7.03.     No Waiver; Remedies.......................................26
  SECTION 7.04.     Costs and Expenses........................................26
  SECTION 7.05.     Right of Set-off..........................................27
  SECTION 7.06.     Binding Effect............................................27
  SECTION 7.07.     Governing Law; Consent to Jurisdiction....................27
  SECTION 7.08.     Execution in Counterparts.................................28
  SECTION 7.09.     Waiver of Jury Trial......................................28
  SECTION 7.10.     Enforcement by Trustee....................................28
  SECTION 7.11.     Lien Adjustment...........................................28
  SECTION 7.12.     Integration...............................................28

  Exhibits
  --------
  Exhibit A -  Form of Promissory Note
  Exhibit B -  Partnership Agreement
  Exhibit C -  Form of Security Agreement
  Exhibit D -  Payment Account


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                                 NOTE AGREEMENT

      THIS NOTE AGREEMENT (as amended, modified or supplemented from time to time, this "Agreement") is made and entered into as of October __, 2006, by and between Gilbert Heintz & Randolph LLP, a District of Columbia limited liability partnership ("Debtor") and Congoleum Corporation, a debtor-in-possession in the case designated as Case No. 03-51524 (jointly administered) pending in the United Stated Bankruptcy Court for the District of New Jersey ("Noteholder", and, collectively with the Debtor, the "Parties").

                                    RECITALS

A. Concurrently with the execution and delivery hereof, the Debtor and the Noteholder are entering into that certain Stipulation and Consent Order Resolving Dispute Regarding GHR Disgorgement Order (as such may be amended, restated or otherwise modified from time to time, the "Stipulation and Consent Order") concerning the Amended Order Granting Cross-Motion for Disgorgement of Fees Paid to Gilbert Heintz & Randolph LLP entered by the Bankruptcy Court on or about March 31, 2006 (the "Disgorgement Order") and resolving disputes concerning Application of Gilbert Heintz & Randolph LLP for Reimbursement of Expenses filed on or about May 12, 2006 (the "GHR Expense Application").

B. In consideration of Noteholder's agreement to release the Disgorgement Amount Claims (as defined herein), it is a condition precedent to the effectiveness of the Stipulation and Consent Order that the Debtor and the Noteholder enter into this Agreement in order to provide for the Debt (as defined herein) in the amount of $9,168,468.71 (the "Disgorgement Amount") owed by Debtor to Noteholder on behalf of the bankruptcy estates pursuant to the terms of the Stipulation and Consent Order.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                        DEFINITIONS AND ACCOUNTING TERMS

      Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "ACandS Funds" means any cash or other assets directly or indirectly received by or on behalf of Debtor or any of its Partners representing or constituting a contingent and/or success fee arising out of or as a result of the ACandS Representation other than any such cash paid to Debtor or any of its Partners for reimbursement of customary expenses incurred by Debtor or any of its Partners as a result of the ACandS Representation.

      "ACandS Representation" means Debtor's representation in the ACandS bankruptcy proceedings, Case No. 02-12687 (Bankr. D. Del.) (RJN), and all related proceedings.

      "Accountants" has the meaning set forth in Section 5.01(h)(ii).

      "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, of the power to vote 5% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

      "Agreement" has the meaning set forth in the preamble.

      "Authorized Official" means the Chairman of Debtor, the Vice Chairman of Debtor or, with respect to financial matters, the chief financial officer of Debtor.

      "Business Day" means a day of the year other than a Saturday or Sunday on which banks are not required or authorized by law to close in the District of Columbia.

      "Cash Equivalent" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc. ("S&P") or P-2 by Moody's Investors Services, Inc. ("Moody's"), or carrying an equivalent rating by a "nationally recognized statistical rating organization" (within the meaning of proposed rule 3b-10 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision, taxing authority (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.


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

      "Capital Expenditures" means for any period, with respect to Debtor, the aggregate of all expenditures by Debtor for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of Debtor; provided that Capital Expenditures shall exclude expenditures made with any portion of any Reinvestment Deferred Amount relating to any Recovery Event in compliance with Section 2.05.

      "Capital Lease" means any lease (or other arrangement conveying the right to use) of Debtor with respect to any property, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of Debtor under GAAP.

      "Capital Lease Obligations" means with respect to Debtor, the obligations of Debtor to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

      "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent membership, partnership or other ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

      "Claim" has the meaning set forth in Section 7.04(b).

      "Closing Date" means the date on which each of the conditions precedent set forth in Section 3.01 shall have been satisfied or waived by Noteholder.

      "Collateral" means all Property of Debtor, now owned or hereafter acquired, other than Property specifically excluded from such definition pursuant to the Debt Documents.

      "Contractual Obligations" means, as to any Person, any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

      "Current Assets" means at any date, the total consolidated current assets (other than cash and Cash Equivalents) of Debtor at such date, determined in conformity with GAAP.

      "Current Liabilities" means at any date, all liabilities of Debtor at such date which should, in conformity with GAAP, be classified as current liabilities on a consolidated balance sheet of Debtor prepared in conformity with GAAP, but excluding the sum of (a) the principal amount of any current portion of long-term Indebtedness and (b) (without duplication of clause (a) above) the then outstanding principal amount of the Debt.

      "Debt" has the meaning set forth in Section 2.02(a).

      "Debt Documents" means this Agreement, the Note, the Security Agreement, the Stipulation and Consent Order and all other documents, certificates, instruments, agreements and other writings now existing or hereafter entered into that evidence, guarantee, secure, support or otherwise relate to the Debt.


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

      "Default" means any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

      "Designated Partner" means any of Scott D. Gilbert, Craig Litherland, Jerome Randolph and John Heintz.

      "Disgorgement Amount" has the meaning set forth in the recitals hereto.

      "Disgorgement Amount Claims" means any and all claims and causes of action arising from and related to the Disgorgement Order.

      "Disgorgement Order" has the meaning set forth in the recitals hereto.

      "ECF Payment" has the meaning specified in Section 2.05(c).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or
(ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Debtor in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Debtor from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

      "Escrow Account" has the meaning specified in Section 2.05(a).

      "Events of Default" has the meaning specified in Section 6.01.

      "Excess Cash Flow" means, with respect to any period, (a) the sum of (without duplication) (i) Debtor's NTI for such period (determined in accordance with GAAP applied consistently with the determination of net income in the financial statements referred to in Section 4.01(e) and 5.01(h), (ii) non-cash charges (such as depreciation and amortization) taken into account in determining net income for such fiscal year for purposes of clause (i), above,
(iii) the amount of any deductions, if any, in respect of payments (including


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disbursements and similar payments) to Partners of Debtor taken into account in determining net income for such period for purposes of clause (i), above (other than reimbursement of expenses incurred in good faith for the benefit of the Debtor and in the ordinary course of Debtor's business consistent with past practices), and (iv) the excess, if any, of the Working Capital at the beginning of such period over the Working Capital at the end of such period minus (b) the sum of (without duplication) (i) cash principal payments on the Debt during such period, (ii) scheduled cash principal payments made by Debtor during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement, (iii) unfinanced Capital Expenditures made by Debtor during such period to the extent permitted by this Agreement, (iv) the aggregate amount of Tax Distributions paid to Partners with respect to such period to the extent permitted by Section 5.02(c)(D) and (v) the excess, if any, of the Working Capital at the end of such period over the Working Capital at the beginning of such period.

      "Funded Capital Account" means each "Capital Account" required to be maintained by each Partner pursuant to paragraph 4 of the Partnership Agreement.

      "GAAP" has the meaning specified in Section 1.02.

      "GHR Causes of Action" means any claims or causes of action, other than those arising from the Debtor's failure to pay the Disgorgement Amount, that the bankruptcy estates or Noteholder may have against Debtor as a result of Debtor's representation of Noteholder and/or the bankruptcy estates, including, without limitation, any malpractice or other professional liability claims.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or other administrative functions of or pertaining to government, and any self-regulatory organization.

      "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

      "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business or being contested in good faith), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,
(d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as Capital Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Indebtedness of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or


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indirectly by such Person through an agreement (1) to pay or purchase such
Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss (the amount for computational purposes of Indebtedness referred to in this clause (h) being the lesser of (x) the amount of such Indebtedness and (y) the limit of liability expressed in the relevant direct or indirect guarantee), and (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

      "Indemnified Party" has the meaning set forth in Section 7.04(b).

      "Interest Payment Date" means each March 31, June 30, September 30 and December 31, beginning with the first such date after the Closing Date, and the Maturity Date.

      "Key Man Life Insurance Policy" has the meaning set forth in Section 5.01(i).

      "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and liens with respect to fees or other amounts to be received in connection with Debtor's current and future contingency fee representations, including, but not limited to the ACandS Representation.

      "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance or prospects of Debtor.

      "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or prospects of Debtor, (b) the enforceability of, or the rights and remedies of Noteholder under, this Agreement or any other Debt Document or (c) the ability of Debtor to perform its payment obligations and other material obligations under any Debt Document.

      "Maturity Date" means December 31, 2010.

      "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Debtor is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

      "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Debtor and at least one Person other than Debtor or (b) was so maintained and in respect of which Debtor could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.


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

      "Net Cash Proceeds" means in connection with any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Recovery Event, net of (i) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Recovery Event (other than any Lien pursuant to a Debt Document) and (ii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

      "Note" means the promissory note of Debtor payable to the order of Noteholder, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of Debtor to Noteholder in respect of the Debt.

      "NTI" means, for any fiscal period, in conformity with GAAP, the amount which is set forth opposite the caption "net taxable income" (or any like caption reflecting the same information consistently determined), or the negative amount which is set forth opposite the caption "net taxable loss" (or any like caption reflecting the same information consistently determined) on a statement of income of Debtor for such fiscal period.

      "Overdue Interest Rate" has the meaning set forth in Section 2.03(b).

      "Partner" means a "partner" as defined in the Partnership Agreement.

      "Partnership Agreement" means the Partnership Agreement of Gilbert Heintz & Randolph LLP, dated January 1, 2001, a copy of which is attached hereto as Exhibit B, together with any amendments or modifications thereto as permitted hereby.

      "Payment Account" means the account of Noteholder as specified on Exhibit D, or as notified in writing by Noteholder to Debtor from time to time.

      "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

      "Permitted Distributions" means distributions to Partners with respect to any fiscal quarter in an aggregate amount not to exceed the amounts permitted by Sections 2.05(c) and 2.05(e)(i).

      "Permitted Indebtedness" means:

                  (i) Indebtedness arising hereunder or under any other Debt Document;

                  (ii) Capital Leases (and refinancings thereof) in an aggregate principal amount at any time outstanding not in excess of $500,000;


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                  (iii) unpaid (but not past due) premiums in respect of
Debtor's professional liability insurance;

                  (iv) up to $2,500,000 of Indebtedness pursuant to the Senior Revolving Line of Credit, inclusive of any letter of credit issued thereunder;

                  (v) reimbursement obligations with respect to the Wachovia Letter of Credit.

      "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:
(a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) statutory or contractual landlords' liens incurred in the ordinary course of business; (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;
(f) Liens covering property (and all improvements, additions and accessions thereto and products and proceeds thereof) which is the subject of Indebtedness permitted by clause (ii) of the definition Permitted Indebtedness securing or constituting such Indebtedness and any refinancing thereof provided such refinancings do not increase the aggregate principal amount of such Indebtedness and provided that, in the case of each such Capital Lease, no such Lien shall be spread to cover any property other than the property financed by such Capital Lease; (g) judgment Liens not associated with a Default or an Event of Default under Section 6.01(f) and junior in priority to the Liens granted pursuant to the Debt Documents; (h) Liens granted pursuant to the Debt Documents; (i) Liens securing the Senior Revolving Line of Credit, which Liens must be junior in priority to the Liens granted pursuant to the Debt Documents with respect to any funds in the Escrow Account and any Collateral constituting Debtor's rights in connection with the ACandS Funds; and (j) Liens created by the Wachovia Security Agreement and securing the Wachovia Letter of Credit.

      "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

      "Plan" means a Single Employer Plan or a Multiple Employer Plan.

      "Plan of Reorganization" means that certain Eleventh Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., as it may be amended, restated, replaced or otherwise modified.

      "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock and rights, priorities and privileges relating to intellectual property.


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

      "Qualified Investment" means expenditures incurred (i) to acquire or repair similar assets owned by Debtor of the same type as those subject to such Recovery Event or equipment owned by and useful in the business of Debtor or
(ii) to reimburse Debtor for amounts paid from the operating cash flow of Debtor in advance of the receipt of Net Cash Proceeds with respect to any Recovery Event in order to repair or replace the assets of Debtor that have been damaged, destroyed or lost as a result of any Recovery Event; provided, that Debtor shall not be reimbursed in an amount exceeding the Net Cash Proceeds actually received in connection with such Recovery Event.

      "RCCO" has the meaning specified in Section 5.03.

      "Recovery Event" means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding (or proceeding in lieu thereof) relating to any asset of Debtor.

      "Reference Capital Call Notice" means a notice by Debtor to each Partner setting forth each Partner's liability in respect of any capital call requested or required by Debtor pursuant to the Partnership Agreement.

      "Reinvestment Deferred Amount" means the aggregate Net Cash Proceeds received by Debtor in connection with a Recovery Event that are duly specified in a Reinvestment Notice as not being required to be initially applied to prepay the Debt pursuant to Section 2.05 as a result of the delivery of such Reinvestment Notice.

      "Reinvestment Notice" means a written notice executed by Debtor stating that no Default or Event of Default has occurred and is continuing and stating that Debtor intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event specified in such notice to make a Qualified Investment.

      "Reinvestment Prepayment Amount" with respect to any Recovery Event, the Reinvestment Deferred Amount relating thereto less the portion, if any, thereof expended prior to the relevant Reinvestment Prepayment Date to make a Qualified Investment.

      "Reinvestment Prepayment Date" with respect to any Recovery Event, the earlier of (a) the date occurring six months after such Recovery Event and (b) the date on which Debtor shall have determined not to make a Qualified Investment with all or any portion of the relevant Reinvestment Deferred Amount.

      "Relevant Date" has the meaning specified in Section 5.03.

      "Requirement of Law" means, as to any Person, the limited partnership certificate, limited partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

      "Security Agreement" means the security agreement in substantially the form of Exhibit C hereto, as the same may from time to time be amended, modified or supplemented.


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      "Senior Revolving Line of Credit" means a revolving line of credit with a recognized financial institution providing for revolving loans to Debtor in an amount not to exceed $2,500,000, the terms and conditions of which, subject to
Section 7.11, are acceptable to Noteholder in its reasonable discretion.

      "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Debtor and no Person other than Debtor or (b) was so maintained and in respect of which Debtor could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

      "Stipulation and Consent Order" has the meaning set forth in the recitals.

      "Tax Distribution" means, with respect to any fiscal period of the Debtor, an amount equal to forty-five percent of the net taxable income allocated to a Partner with respect to such period above the amount of the Permitted Distributions that the Debtor made to such Partner with respect to such period.

      "Trustee" has the meaning specified in Section 7.10.

      "Wachovia" means Wachovia Bank, National Association.

      "Wachovia Letter of Credit" means that certain letter of credit issued by Wachovia in favor of Debtor's landlord, having a current maximum amount available for drawing thereunder as of the Closing Date equal to $1,091,952.

      "Wachovia Security Agreement" means that certain Security Agreement, dated March 31, 2005 between the Debtor and Wachovia, as in effect on the date hereof.

      "Working Capital" means at any date, the amount by which the Current Assets of Debtor at such date exceed the Current Liabilities of Debtor at such date.

      SECTION 1.02 Computation of Time Periods; Accounting Terms. In this Agreement, in the computation of periods from a specified date to a later specified date, unless otherwise specified, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". The term "including" means "including without limitation" except when used in the computation of time periods.

      All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles applicable to law firms using the modified cash basis method of accounting consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

                                  ARTICLE II.

                          AMOUNT AND TERMS OF THE DEBT

      Section 2.01. Debt. On the Closing Date, Debtor shall execute and deliver the Note to Noteholder in the aggregate principal amount of the Disgorgement Amount, upon the terms and subject to the conditions of this Agreement.

      Section 2.02. Note Evidencing the Debt(a). (a) Debt. The debt incurred by Debtor pursuant to the Stipulation and Consent Order in the amount of the Disgorgement Amount (the "Debt") shall be evidenced by the Note. The Note shall be payable to the order of Noteholder in the amount of the Disgorgement Amount and shall mature on the Maturity Date.

      (b) Principal. The principal amount of the Debt shall be payable as provided in Section 2.03 below or as otherwise provided in Section 2.04 or 2.05 below.

      (c) Mutilation, Loss, etc. If the Note shall become mutilated, destroyed, lost or stolen, Debtor shall, upon the written request of Noteholder, issue, and deliver in replacement thereof, a new Note, payable to Noteholder in the same principal amount, with the same final maturity date, bearing the same interest rate and dated the same date as the Note so mutilated, destroyed, lost or stolen. If the Note being replaced is mutilated, such mutilated Note shall be surrendered to Debtor in exchange for the new Note. If the Note being replaced has been destroyed, lost or stolen, Noteholder shall furnish to Debtor such indemnity as may be required by it to save Debtor harmless from any cost, expense, damage, loss and liability resulting therefrom, and evidence reasonably satisfactory to Debtor of the destruction, loss or theft of such Note and of the ownership thereof; provided that a written undertaking to indemnify from Noteholder shall be sufficient security and/or indemnity.

      Section 2.03. Interest and Principal. (a) Interest Rate. Debtor shall pay to Noteholder interest in arrears on the unpaid principal amount of the Debt on each Interest Payment Date until the Debt shall be paid in full, at the following rates per annum:

            (i) for Interest Payment Dates on or after the Closing Date but prior to or on December 31, 2008, a rate per annum equal to 7.00%;

            (ii) for Interest Payment Dates on or after January 1, 2009 but prior to or on December 31, 2009, a rate per annum equal to 8.00%; and

            (iii) for Interest Payment Dates on or after January 1, 2010 but prior to or on December 31, 2010, at a rate per annum equal to 9.00%.

      (b) Overdue Interest Rate. Any amount of the Debt that is outstanding and unpaid after the date upon which it is due and payable under the terms of this Agreement shall bear interest at a rate per annum (the "Overdue Interest Rate") which is equal to the lesser of (a) 18% and (b) the maximum amount permitted by law.

      (c) Amortization of Debt. Subject to the foregoing and Sections 2.04 and 2.05, the entire principal amount of the Debt and all unpaid interest shall be paid on the Maturity Date. Each payment of the Debt made hereunder shall be applied first to accrued interest then to principal. On the Maturity Date, Debtor shall pay all principal outstanding and accrued interest then due and payable and all other costs and expenses otherwise payable pursuant to the terms hereof.

      (d) Capitalization of Unpaid Interest. Any accrued interest that is not paid on the applicable Interest Payment Date shall constitute accrued but unpaid interest. Such accrued but unpaid interest shall on and after such Interest Payment Date be deemed to be capitalized and added to the unpaid principal balance of the Debt. Such additional principal shall bear interest in the same manner as, shall be due and payable upon the same terms as, and shall be entitled to the benefit of the same Collateral as, all other principal of the Debt. If requested by Noteholder, Debtor shall execute and deliver to Noteholder a new Note reflecting such increased principal balance of the Debt.

      Section 2.04. Optional Prepayments. Debtor may, upon notice to Noteholder stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, Debtor shall, prepay the outstanding principal amount of the Debt in whole or from time to time ratably in part, together with accrued interest to the date of payment on the principal amount prepaid, without premium or penalty; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of not less than $10,000 and in integral multiples of $1,000.

      Section 2.05. Escrow Account; Mandatory Prepayments.

      (a) Escrow Account. Within 30 days after the Closing Date, Debtor shall establish an interest-bearing escrow account with an escrow agent (the "Escrow Agent") selected by Noteholder on terms that are reasonably acceptable to Noteholder in its discretion (the "Escrow Account"), the fees for which shall be for the account of the Debtor. Any interest earned on the funds in the Escrow Account will be added to the balance of the Escrow Account. Noteholder shall at all times have a perfected first priority lien on, and sole and exclusive control and possession of, the funds deposited in the Escrow Account and the proceeds thereof. Debtor may not withdraw any funds from the Escrow Account under any circumstances.

      (b) Recovery Events. If on any date Debtor shall receive Net Cash Proceeds from any Recovery Event then, on the date of receipt by Debtor of such Net Cash Proceeds, Debtor shall prepay the principal amount of the Debt by an amount equal to the amount of such Net Cash Proceeds; provided, however, that in the case of any Net Cash Proceeds constituting the Reinvestment Deferred Amount with respect to a Recovery Event, Debtor shall prepay the Debt in an amount equal to the Reinvestment Prepayment Amount applicable to such Recovery Event, if any, on the Reinvestment Prepayment Date with respect to such Recovery Event; provided further that the aggregate Net Cash Proceeds of Recovery Events that may be specified as Reinvestment Deferred Amounts in one or more Reinvestment Notices shall not exceed $50,000 in the aggregate in the case of all Recovery Events.

      (c) Excess Cash Flow. Not later than 30 days after the last day of each fiscal quarter that begins after the Closing Date, Debtor shall fund the Escrow Account, pay interest on the Debt and prepay the principal amount of the Debt (each, an "ECF Payment") in an amount as follows:

            (i) for each fiscal quarter of Debtor, if and to the extent Excess Cash Flow for such fiscal quarter exceeds an amount equal to (A) the number of then-current Partners multiplied by (B) $62,500, Debtor shall make ECF Payments in an amount equal to 50% of such excess, up to a maximum payment to Noteholder under this clause (i) of $37,500 multiplied by the number of then-current Partners (with the remainder eligible for distribution by Debtor to its Partners in accordance with the terms of this Agreement); and

            (ii) without duplication of clause (i) above, for each fiscal quarter of Debtor, if and to the extent Debtor's Excess Cash Flow for such fiscal quarter exceeds an amount equal to (A) the number of Debtor's then-current Partners multiplied by (B) $137,500, Debtor shall make ECF Payments in an amount equal to 100% of such excess (with the remainder eligible for distribution by Debtor to its Partners in accordance with the terms of this Agreement).

      By way of example, (1) if Debtor has 10 Partners and Excess Cash Flow for such fiscal quarter of $900,000, then the ECF Payment amount shall be $137,500 under clause (i) and zero under clause (ii), and Debtor may make aggregate distributions to Partners with respect to such fiscal quarter pursuant to
Section 5.02(c)(A) in a maximum amount equal to $762,500 (which is equivalent to an average annualized rate of $305,000 per Partner), (2) if Debtor has 10 Partners and Excess Cash Flow for such fiscal quarter of $1,200,000, then the ECF Payment amount shall be $287,500 under clause (i) and zero under clause
(ii), and Debtor may make aggregate distributions to Partners with respect to such fiscal quarter pursuant to Section 5.02(c)(A) in a maximum amount equal to $912,500 (which is equivalent to an average annualized rate of $365,000 per Partner), and (3) if Debtor has 10 Partners and Excess Cash Flow for such fiscal quarter of $1,500,000, then the ECF Payment amount shall be $375,000 under clause (i) and of $125,000 under clause (ii), for a total ECF Payment of $500,000, and Debtor may make aggregate distributions to Partners with respect to such fiscal quarter pursuant to Section 5.02(c)(A) in a maximum amount equal to $1,000,000 (which is equivalent to an average annualized rate of $400,000 per Partner).

      (d) Application of ECF Payments. All ECF Payments under Sections 2.05(b) and (c) shall be applied in the following order:

            (i) First, into the Escrow Account up to a maximum amount, if any, that increases the aggregate balance of the Escrow Account to an amount equal to
(A) the number of then-current Partners multiplied by (B) $62,500, and

            (ii) Second, the surplus, if any, into the Payment Account as a mandatory prepayment of principal and interest on the Debt.

      (e) Escrow Account Disbursements.

            (i) Concurrently with the delivery of the quarterly financial reports required under Section 5.01(h)(i), if no Default or Event of Default has occurred and continues, Debtor may request, and, within 5 business days after receipt of such request, Noteholder shall make, a disbursement of funds from the Escrow Account to Debtor, which Debtor shall use for the sole purpose of supplementing the distribution made to the Partners for such immediately preceding fiscal quarter, subject to Section 5.02(n). The maximum aggregate amount of such disbursement with respect to any fiscal quarter shall be (i) the number of Partners as of the end of such fiscal quarter multiplied by $62,500, minus (ii) the aggregate amount of Excess Cash Flow for such fiscal quarter.

            (ii) Upon the occurrence and at any time during the continuance of a Default or an Event of Default, at Noteholder's sole option, without notice to Debtor, any funds held in the Escrow Account may be transferred to the Payment Account as a prepayment of the Debt.

            (iii) If the Escrow Account at any time has a balance in excess of $62,500 times the number of then-current Partners, Noteholder may, at its sole option, without notice to Debtor, transfer such excess to the Payment Account as a prepayment of the Debt.

            (iv) Upon payment of the Debt and all other obligations of the Debtor hereunder in full, the Debtor shall instruct the Escrow Agent to disburse any balance in the Escrow Account to the Debtor.

      (f) ACandS Funds. Notwithstanding Sections 2.05(a) through (e), if on any date Debtor shall receive any ACandS Funds, Debtor shall promptly, and in any event within 48 hours after the receipt thereof, transfer, or cause to be transferred, ACandS Funds to the Payment Account as a mandatory prepayment of the Debt in an amount equal to (a) the amount sufficient to pay all of the outstanding Debt and all accrued interest thereon and all other obligations of the Debtor hereunder in full, or (b) if the ACandS Funds received are not sufficient to fully satisfy the Debt and all accrued interest thereon and all other obligations of the Debtor hereunder in full, the ACandS Funds received.

      (g) Application of Mandatory Prepayments. Each prepayment of the Debt pursuant to this Section 2.05 shall be applied first to all amounts then due under Section 7.04, second to the payment of accrued and unpaid interest due on the Note and third to the payment of principal under the Note.

      Section 2.06. Payments and Computations. (a) Debtor shall make each payment under any Debt Document not later than 11:00 A.M. (District of Columbia time) on the day when due in U.S. dollars to Noteholder at the Payment Account specified in Exhibit D in same day funds. Funds received by such hour shall be applied to the Note on the date received. Funds received after such hour shall be deemed to have been received by Noteholder on the next Business Day. All computations of interest shall be made on the basis of a year of 360 days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

      (b) All payments under this Agreement shall be made free and clear of, and without deduction for, any taxes now or hereafter imposed by any governmental authority or pursuant to any governmental rule or regulation or any administrative subdivision or taxing authority thereof or therein, respectively, unless Debtor is compelled by law to deduct or withhold such taxes in which event Debtor shall pay or cause to be paid to Noteholder additional amounts which, net of the taxes required to be withheld thereon, and after deducting therefrom the amount of any taxes payable by Noteholder due to the receipt or accrual thereof, equal the gross amount Noteholder is otherwise entitled to receive hereunder.

                                  ARTICLE III.

                                   CONDITIONS

      Section 3.01. Conditions Precedent. The following conditions precedent shall be met to the satisfaction of Noteholder prior to or concurrently with the Closing Date:

      (a) On and as of the Closing Date, the following statements shall be true and correct and Noteholder shall have received a certificate signed by an Authorized Official, dated the Closing Date, stating that:

            (i) The representations and warranties contained in Section 4.01 are true and correct on and as of the Closing Date; and

            (ii) No event has occurred and is continuing that constitutes a Default or an Event of Default.

      (b) Noteholder shall have received on or before the Closing Date copies of
(i) the Partnership Agreement of Debtor as in effect on the Closing Date, (ii) a consent executed by at least 75% of Debtor's Partners authorizing the Authorized Officials to execute the Debt Documents on behalf of Debtor (and including an acknowledgement of Section 5.03 hereof by each Partner executing such consent),
(iii) all documents evidencing other necessary partnership action, third-party consents and governmental approvals, if any, with respect to the Debt Documents and the matters contemplated thereby, including the authority of the Authorized Officials to act on behalf of Debtor and (iv) copies of the Note, the Loan Agreement and the Security Agreement each dated March 31, 2005, and all amendments thereto, and a copy of the Wachovia Letter of Credit and the application and agreement executed by the Debtor with respect thereto, in each case certified by the Chairman of Debtor;

      (c) Noteholder shall have received a certificate of the Vice Chairman of Debtor certifying the names and true signatures of Authorized Officials authorized to sign the Debt Documents and the other documents to be delivered hereunder;

      (d) Noteholder shall have received the following documents, in each case duly executed and delivered by the Debtor: (i) this Agreement; (ii) the Stipulation and Consent Order; (iii) the Note; and (iv) the Security Agreement.

      (e) Each document (including any Uniform Commercial Code financing statement) required by the Debt Documents or under law or reasonably requested by Noteholder to be filed, registered or recorded in order to create in favor of Noteholder, a perfected Lien on the Collateral, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to Noteholder in proper form for filing, registration or recordation.

      (f) Noteholder shall have received (i) a summary of the insurance carried in respect of Debtor and its Properties and (ii) certificates of insurance, reasonably satisfactory to Noteholder, naming Noteholder as "loss payee" under its property loss policies.

      (g) All permits and third party approvals necessary to be obtained in connection with this Agreement, the other Debt Documents, and the transactions contemplated hereby shall have been obtained and be in full force and effect, it being understood that as of the date hereof Wachovia's express approval of the transactions contemplated by this Agreement has not been obtained by Debtor.

      (h) Noteholder shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of Debtor, and such search shall reveal no Liens other than Permitted Liens on any of the property of Debtor.

      (i) There shall not have occurred and be continuing any event or circumstance having a Material Adverse Effect.

      (j) Noteholder shall have received such additional approvals and documents as it may have reasonably requested from Debtor.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

      Section 4.01. Representations and Warranties of Debtor. Debtor represents and warrants to Noteholder as follows:

      (a) Debtor is a limited liability partnership duly organized and validly existing under the laws of the District of Columbia.

      (b) The execution, delivery and performance by Debtor of the Debt Documents, and the consummation of the transactions contemplated thereby, are within Debtor's powers, have been duly authorized by all necessary partnership action, and do not contravene (i) Debtor's Partnership Agreement or (ii) any law or any contractual restriction binding on or affecting Debtor (it being understood that as of the date hereof Wachovia's express approval of the transactions contemplated by this Agreement and the Liens granted in connection herewith has not been obtained by Debtor).

      (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by Debtor of the Debt Documents, except for the filing in the appropriate offices of the financing statements referred to in Section 3.01(e).

      (d) This Agreement has been, and each of the other Debt Documents when delivered hereunder will have been, duly executed and delivered by Debtor; this Agreement is, and each of the other Debt Documents when delivered hereunder will be, the legal, valid and binding obligation of Debtor enforceable against Debtor in accordance with their respective terms.

      (e) The balance sheets of Debtor as of December 31, 2005 and August 31, 2006, and the related statements of income and cash flows of Debtor for the fiscal year or month then ended, copies of which have been furnished to Noteholder, fairly present in all material respects the financial condition of

Debtor as at such respective dates and the results of the operations of Debtor for the period ended on such respective dates, all in accordance with GAAP; since December 31, 2005, there has been no Material Adverse Change other than with respect to the Disgorgement Order.

      (f) Except for potential claims against the Debtor by or on behalf of the Noteholder relating to its prior representation of the Noteholder and a motion to disqualify Debtor from its representation of Federal Mogul Global, Inc. in the bankruptcy proceedings In Re Federal Mogul Global, Inc., Case No. 01-10578 (Bankr. D. Del.)(JFK), there is no pending or threatened action, suit, investigation, litigation, proceeding or claim, including with respect to any Plan (other than those in the ordinary course for Plan distributions), affecting Debtor before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Debt Document or the consummation of the transactions contemplated hereby.

      (g) The Debtor is in compliance with all applicable Requirements of Law, including all applicable provisions of ERISA.

                                   ARTICLE V.

                            COVENANTS OF THE BORROWER

      Section 5.01. Affirmative Covenants. So long as the Debt shall remain outstanding, Debtor will:

      (a) Compliance with Laws, Etc. Comply, in all material respects, with all applicable laws, rules, regulations and orders.

      (b) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its Property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided, however, that Debtor shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable by the relevant authority.

      (c) Maintenance of Professional Liability Insurance. Maintain professional liability insurance with responsible and reputable insurance companies or associations in an amount that is reasonable and customary for law firms that are similar to the Debtor and covering such risks as are usually covered by professional liability insurance maintained by recognized national law firms.

      (d) Preservation of Existence, Etc. Preserve and maintain its existence.

      (e) Inspection Rights. At any reasonable time and from time to time, permit Noteholder or any of its agents or representatives, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Debtor, and to discuss the affairs, finances and accounts of Debtor with any Partner of Debtor or any Authorized Official and with its independent certified public accountants.

      (f) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Debtor in accordance with GAAP.

      (g) [Intentionally Omitted].

      (h) Reporting Requirements. Furnish to Noteholder:

            (i) as soon as available and in any event within 25 days after the end of each fiscal quarter of each fiscal year of Debtor, the balance sheet of Debtor as of the end of such quarter and statements of income and cash flows of Debtor for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments and the absence of accompanying notes) by an Authorized Official as having been prepared in accordance with GAAP and as fairly presenting the financial condition and results of operations of Debtor, together with reports as at the last day of such period as to Debtor's accounts receivable and unbilled time and as to the number and value of hours charged by Debtor's legal staff and as to admissions and departures of Partners during such period (specifying the names thereof), in each case certified by an Authorized Official, and reports demonstrating in reasonable detail Debtor's Excess Cash Flow for such fiscal quarter, in each case certified by an Authorized Official;

            (ii) as soon as available and in any event within 90 days after the end of each fiscal year of Debtor, a copy of the annual financial statements for such year for Debtor, containing the balance sheet of Debtor as of the end of such fiscal year and statements of income and cash flows of Debtor for such fiscal year, in each case as reviewed by independent certified public accountants reasonably acceptable to Noteholder (the "Accountants");

            (iii) as soon as available and in any event no later than 30 days after the end of each fiscal year of Debtor, copies of Debtor's internal financial statements for such fiscal year, reports as to Debtor's accounts receivable and unbilled time as of the last day of such fiscal year, as to the number and value of the hours charged by Debtor's legal staff during such period, as to admissions and departures of Partners during such fiscal year (specifying the names thereof), in each case certified by two Authorized Officials (one of which shall be Debtor's Chairman or Vice Chairman and the other shall be the Debtor's chief financial officer), together with a certificate of an Authorized Official stating that, to the knowledge of such Authorized Official, no Event of Default or Default occurred during such fiscal year and that no Event of Default or Default has occurred and is continuing as at the date of such certificate;

            (iv) as soon as available and in any event no later than 15 days after the last day of each calendar month, reports as to Debtor's accounts receivable and unbilled time as at the last day of each month, certified by an Authorized Official;

            (v) as soon as possible and in any event within five days after the occurrence of any Default or Event of Default continuing on the date of such statement, a statement of an Authorized Official setting forth details of such Default or Event of Default and the action that Debtor has taken and proposes to take with respect thereto;

            (vi) in connection with the financial statements to be delivered pursuant to Section 5.01(h)(i) and 5.01(h)(ii), a certificate of an Authorized Official certifying that no Default or Event of Default has occurred or is occurring, and, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

            (vii) at least ten Business Days prior to the execution thereof by Debtor, copies of any documentation evidencing the Senior Revolving Line of Credit;

            (viii) such other information respecting Debtor as Noteholder may from time to time reasonably request.

      (i) Insurance. At all times maintain (i) a key man life insurance policy on Scott D. Gilbert (the "Key Man Life Insurance Policy"), with respect to which the Noteholder shall be the beneficiary or loss payee, as designated by the Noteholder, with a financially sound and reputable insurance company reasonably acceptable to Noteholder for at least $10,000,000 and (ii) property and casualty insurance policies with a financially sound and reputable insurance company reasonably acceptable to Noteholder in such amounts and against such risks as is customary for law firms that are similar to the Debtor, which policies shall name Noteholder as loss payee or beneficiary, as appropriate, and shall provide for payment of the benefit thereunder directly to Noteholder to the extent of the amounts (whether matured or unmatured) owed to Noteholder pursuant to the Debt Documents.

      (j) Collection of Receivables. At all times, diligently and vigorously collect all accounts receivable, including accounts receivable arising out of the ACandS Representation; provided that Debtor will not modify the terms of its accounts receivables arising out of the ACandS Representation in any manner that would delay the receipt of ACandS Funds in an amount sufficient to satisfy the Debt, all interest thereon and all obligations of the Debtor hereunder in full beyond the earlier of (i) the date that ACandS (or its representative, assignee or designee) will first receive all or a portion of any settlement payment related to or giving rise to any contingent fee or success fee for the Debtor related to or resulting from the ACandS Representation or (ii) the date the Debtor will first receive all or a portion of its fees with respect thereto.

      (k) Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as Noteholder may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Debt Documents, or of more fully perfecting or renewing the rights of Debtor with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other Property hereafter acquired by Debtor which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by Noteholder of any power, right, privilege or remedy pursuant to this Agreement or the other Debt Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Noteholder may be required to obtain from Debtor for such governmental consent, approval, recording, qualification or authorization.

      (l) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including any such obligations in respect of its office lease.

      (m) Compliance with Law and Contractual Obligations. Comply with all Contractual Obligations (it being understood that as of the Closing Date Wachovia's express approval of the transactions contemplated by this Agreement has not been obtained by Debtor) and all applicable Requirements of Law, including all applicable provisions of ERISA.

      (n) Post-Closing Date Deliveries. As soon as possible and in any event within 30 days after the Closing Date, deliver to the Noteholder, in each case in form and substance acceptable to the Noteholder, the following: (i) a collateral assignment in favor of the Noteholder of the Key Man Life Insurance Policy and (ii) the Deposit Account Control Agreements with respect to each Deposit Account of Debtor, including the Escrow Account but excluding any trust account holding solely funds that are the property of Debtor's clients.

      Section 5.02. Negative Covenants. So long as the Debt shall remain outstanding, Debtor will not:

      (a) Liens, Etc. Create, incur or suffer to exist any Lien on or with respect to any of Debtor's Properties, whether now owned or hereafter acquired, other than Permitted Liens, or assign any right to receive income.

      (b) Partners; Sale; Merger, Etc. (i) Admit during any fiscal year of Debtor in the aggregate a number of Partners in excess of 20% of the number of Partners at the first day of such fiscal year and provided that (x) Debtor shall give Noteholder at least 10 Business Days' prior written notice of any such proposed new Partner and shall cause such person to execute and deliver to Noteholder a joinder to this Agreement pursuant to which such Partner acknowledges the Debt Documents and agrees to be bound by the terms hereof applicable to the Partners, including Section 5.03, or (ii) merge or consolidate with or into or engage in a similar transaction with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets or properties (whether now owned or hereafter acquired) to, any Person.

      (c) Distributions. Directly or indirectly (i) declare or pay any dividend or distribution on account of equity interests in Debtor, (ii) purchase, redeem or otherwise acquire or retire for value any equity interests in Debtor, or
(iii) make payments of any kind or character to or in respect of Partners, former Partners or their respective heirs, legatees, executors, administrators or Affiliates (including any payment of any positive balance in a current or former Partner's Funded Capital Account), other than (A) subject to Section 5.02(n), Permitted Distributions, (B) reimbursements to Partners for expenses incurred in the ordinary course of Debtor's business consistent with past practices, (C) loans to new Partners in connection with the admission of such Partners into Debtor in amounts not in excess of such new Partners' required capital contributions to Debtor up to an aggregate outstanding amount of all such loans of $100,000 during any fiscal year of Debtor, (D) Tax Distributions; provided that such Tax Distributions shall be made not more frequently than quarterly, and only after ten (10) days' prior notice thereof to Noteholder accompanied by a certificate of the Accountants setting forth the amount of Tax Distributions payable to the Partners with respect to such quarter (including an explanation of the circumstances giving rise to such Tax Distributions and the calculation of the amounts thereof) and provided, further, that within 90 days following the end of each fiscal year of Debtor, Debtor shall deliver to Noteholder a certificate of the Accountants providing an accounting of all Tax Distributions for such year, and setting forth any year-end accounting adjustments applicable to such Tax Distributions and, if such certificate shall reveal that the Partners were overpaid Tax Distributions, then the Debtor shall cause the Partners to promptly repay such excess amounts to Debtor and shall provide Noteholder with evidence thereof and (E) a distribution to Gary Thompson in full settlement of his claims against Debtor in an aggregate amount not to exceed $55,000.

      (d) Debt. Create, incur or suffer to exist any Indebtedness other than Permitted Indebtedness.

      (e) Accounting Changes. Make or permit any material change in accounting policies or reporting practices, except as required by GAAP.

      (f) Partnership Agreement; Other Agreements. Terminate or amend or modify its Partnership Agreement as in effect from time to time in any way that affects any Debt Document or the effective operation of any provision of any thereof or any rights or remedies of Noteholder. Terminate or amend or modify any agreement evidencing Indebtedness without the prior written consent of Noteholder.

      (g) Dispositions of Property. Sell, assign, transfer, or otherwise dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, except:

            (i) the disposition of equipment in the ordinary course of business;

            (ii) Dispositions permitted by Section 5.02(c); and

            (iii) any Recovery Event; provided that the requirements of Section
2.05 are complied with in connection therewith.

      (h) Fiscal Year. Permit the fiscal year of Debtor to end on a day other than December 31.

      (i) Negative Pledge Covenants. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Debtor to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Debt, other than under (1) any agreements governing Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (2) any Senior Revolving Line of Credit.

      (j) ACandS Funds. Permit the ACandS Funds to be used, transferred or distributed by Debtor for any purpose, including, without limitation, Partner distributions, payroll obligations or working capital, except as provided in
Section 2.05(f). Debtor agrees that it will not reallocate the division of its work and its compensation therefor on the ACandS Representation between contingency or success-based work and hourly-based work as in effect on the date hereof.

      (k) Investments. Directly or indirectly make or own any investment in, or loan or advance to, or guaranty of, assume any credit risk of, or make any prepayment for goods or services or the right to use Property to, any other Person, except: (i) investments in Cash Equivalents; (ii) advances to Partners in respect of expenses to be incurred in the ordinary course of Debtor's business consistent with past practices; (iii) loans to new Partners permitted under Section 5.02(c)(C); (iv) loans to employees in the ordinary course of business consistent with past practices up to an aggregate outstanding amount for all such loans of $100,000 during any fiscal year of Debtor; (v) accounts receivable (whether absolute or contingent) for legal services provided in the ordinary course of business consistent with past practices; (vi) prepayments consisting of utility deposits and similar items prepaid in the ordinary course of business; and (vii) an investment in Rosetta Research & Consulting in an aggregate amount (whether invested before, on or after the Closing Date) not exceeding $300,000.

      (l) Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate or with any Partner or employee of Debtor, except transactions in the ordinary course of and pursuant to the reasonable requirements of Debtor's business and upon fair and reasonable terms which are no less favorable to Debtor than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.

      (m) Prepayments of Indebtedness. Prepay any Indebtedness other than the prepayment of revolving advance under any Senior Revolving Line of Credit.

      (n) Compensation. Pay compensation to Partners, in the aggregate, at an average rate in excess of $100,000 per fiscal quarter plus any Tax Distribution permitted by Section 5.02(c) (D).

      (o) Subsidiaries and Other Entities. Create, own or suffer to exist any subsidiary of Debtor or any Person having substantially the same beneficial ownership as Debtor.

      (p) Retirement Plans, Etc. Adopt, participate in, sponsor or become obligated with respect to any retirement plan (other than its 401(k)/profit sharing plan in effect on the Closing Date), or any self-insured heath plan arrangement, without the prior written consent of the Noteholder.

      Section 5.03. Reference Capital Call Liability. Debtor and each Partner hereby agree that if at any time while the Debt is outstanding, Debtor shall request or require its Partners pursuant to the Partnership Agreement or otherwise to make any capital contributions to Debtor (each such date, a "Relevant Date"), Noteholder shall have a security interest in the receivable owed to Debtor by each Partner (each such receivable, an "RCCO"; collectively, the "RCCOs") and in any cash that Debtor holds as proceeds thereof. It is expressly understood and agreed by Debtor and each Partner that Debtor has assigned as security to Noteholder under the Security Agreement its rights in respect of RCCOs and that on and after an Event of Default and in accordance with the terms of the Security Agreement, Noteholder, as such assignee, shall have all rights of Debtor in respect thereof, including (but not limited to) the right independently to enforce each Partner's obligations in respect thereof. The Debtor will have no obligation under any circumstance to request or require that its Partners make any capital contribution, including, without limitation, any capital contribution to pay any of the Debt or to permit Debtor to perform any obligations under the Agreement.

                                  ARTICLE VI.

                                EVENTS OF DEFAULT

      Section 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

      (a) Debtor shall fail to pay any principal of or premium or interest on the Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

      (b) Any representation or warranty made by Debtor herein or in any other Debt Document or made in writing by Debtor or any Authorized Official in his or her capacity as such in connection with this Agreement or any other Debt Document shall prove to have been incorrect or misleading in any material respect when made; or

      (c) Debtor shall fail to perform or observe any term, covenant or agreement contained in Section 2.05 or Section 5.01(d), (e), (h), (i), (j) or
(n) or Section 5.02, or Section 5.03 or (ii) Debtor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Debt Document on its part to be performed or observed if such failure described in this clause (ii) shall remain unremedied for 10 days after written notice thereof shall have been given to Debtor by Noteholder; or

      (d) Debtor shall fail to pay any principal of or premium or interest on any other Indebtedness and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

      (e) Debtor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Debtor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Debtor shall take any action to authorize any of the actions set forth above in this subsection (d); or

      (f) Any judgment or order for the payment of money in excess of $50,000 shall be rendered against Debtor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, injunctive relief or otherwise, shall not be in effect; or

      (g) There shall be any Material Adverse Change subsequent to August 31, 2006; or

      (h) Debtor shall incur liability in excess of $50,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event;
(ii) the partial or complete withdrawal of Debtor from a Multiemployer Plan; or
(iii) the reorganization or termination of a Multiemployer Plan; or

      (i) The Security Agreement or any other Debt Document shall for any reason fail or cease to create a valid and perfected, first-priority security interest, subject to Permitted Liens, in any of the Collateral purported to be covered thereby (other than any Lien adjustments permitted under Section 7.11) or Noteholder shall at any time cease to have a valid and perfected security interest in the ACandS Funds and the Escrow Account, subject only, to the prior security interest of Wachovia under the Wachovia Security Agreement; or

      (j) Any Designated Partner shall cease, for any reason, to be a Partner of Debtor, or ceases to practice law as a Partner in Debtor on a full-time basis; or

      (k) Debtor shall dissolve, windup, liquidate, terminate or cease to conduct business or take any action to authorize any of the foregoing; or

      (l) Debtor or any Partner shall fail to promptly comply and fully cooperate with the reasonable discovery requests of the Official Committee of Bondholders of Congoleum, et al. arising from, or related to, the GHR Causes of Action;

      then, and in any such event, Noteholder may, in the case of any Event of Default and by notice to Debtor, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable (provided that, in the case of any Event of Default under Section 6.01(e), all such principal and interest and all such other amounts shall immediately become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Debtor and each Partner), whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Debtor.

                                  ARTICLE VII.

                                  MISCELLANEOUS

      Section 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Debt Document, nor consent to any departure by Debtor therefrom, shall in any event be effective unless the same shall be in writing and signed by Noteholder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      Section 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and delivered, mailed, telecopied or sent by overnight courier by a nationally recognized courier service or express mail to the applicable Party at the address(es) for it set forth below:

      Notice to Debtor

      Gilbert Heintz & Randolph LLP
      1100 New York Avenue, NW, Suite 700
      Washington, DC 20005
      Attention:  Chairman and Chief Financial Officer
      Phone: (202)772-2200
      Fax:   (202)772-3333

      Notice to Noteholder

      Congoleum Corporation
      57 River Street
      Wellesley, MA  02481-2097
      Attention: Howard N. Feist III
      Phone: (781) 237-6655
      Fax:   (781) 237-6880

      With a copy to:

      Pillsbury Winthrop Shaw Pittman LLP
      1540 Broadway
      New York, NY  10036-4039
      Attention:    Richard L. Epling, Esq.
                    Kerry A. Brennan, Esq.
      Phone: (212) 858-1000
      Fax:   (212) 858-1500

; or, in each case, at such other address as shall be designated by such Party in a written notice to the other Parties. All such notices and communications shall, when telecopied, be effective when telecopied (except that notices and communications to Noteholder pursuant to Article II or V shall not be effective until received by Noteholder) and, when delivered or sent by courier or express mail, when delivered or, if earlier, the second Business Day subsequent to delivery by a nationally recognized courier service or the United States Postal Service, respectively. Delivery by telecopier of an executed counterpart of or signature page to any Debt Document (other than the Note) or any amendment or waiver of any provision of any Debt Document (other than the Note) or of any Exhibit thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

      Section 7.03. No Waiver; Remedies. No failure on the part of Noteholder to exercise, and no delay in exercising, any right under any Debt Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      Section 7.04. Costs and Expenses. Debtor agrees to pay on demand all costs and expenses of Noteholder incurred after the occurrence of an Event of Default (including, without limitation, counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Debt Documents and the other documents to be delivered hereunder, including, without limitation, fees and expenses of counsel for the Noteholder in connection with the enforcement of rights under this
Section 7.04(a).

      (b) Debtor agrees to indemnify and hold harmless Noteholder and each of its Affiliates and each of the foregoing's respective officers, directors, employees, attorneys, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of a misrepresentation by the Debtor to the Noteholders under any Debt Document or any breach by the Debtor of its covenants under the Debt Documents (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (each a "Claim"), except to the extent such Claim is found, by a final, non-appealable judgment, to have resulted solely from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Debtor, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Debtor also agrees not to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any other Debt Document or any of the transactions contemplated herein. For the avoidance of doubt, the Debtor shall not be obligated to indemnify any attorney of the Noteholder in connection with any claim or suit commenced against such attorney by its client alleging malpractice.

      (c) Without prejudice to the survival of any other agreement of Debtor hereunder, the agreements and obligations of the Parties hereto contained in
Section 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Note.

      Section 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, Noteholder and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all indebtedness at any time owing by Noteholder or such Affiliate to or for the credit or the account of Debtor, against any and all of the obligations of Debtor now or hereafter existing under this Agreement or any other Debt Document held by Noteholder, whether or not Noteholder shall have made any demand under this Agreement or such other Debt Document and although such obligations may be unmatured. Noteholder agrees promptly to notify Debtor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Noteholder under this
Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Noteholder may have.

      Section 7.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Debtor and Noteholder and each of their respective successors and assigns, except that Debtor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Noteholder. There are no third-party beneficiaries of this Agreement or of the Debt Documents. By its acceptance of this Agreement, the Noteholder specifically acknowledges that no Partner has guaranteed the Debt or shall have personal liability for the obligations of Debtor described or created in this Agreement.

      Section 7.07. Governing Law; Consent to Jurisdiction. This Agreement and the other Debt Documents shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby) and the federal laws of the United States. Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States Bankruptcy Court, District of New Jersey, in any action or proceeding arising out of or relating to this Agreement and the other Debt Documents and each Party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Debtor irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceedings in such jurisdiction. The Debtor irrevocably consents to the service of any and all process in any such action or proceeding brought in such court by the delivery of copies of such process to the Debtor, at its address specified in Section 7.02 hereof or by certified mail direct to such address.

      Section 7.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

      Section 7.09. Waiver of Jury Trial. EACH PARTY HERETO HEREBY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DEBT DOCUMENT OR THE ACTIONS OF NOTEHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

      Section 7.10. Enforcement by Trustee. The Parties acknowledge that Noteholder may, at its discretion, assign to the GHR/Kenesis Litigation Trustee (as defined in, and as contemplated by, the Plan of Reorganization) or any successor thereto, all or a portion of its rights hereunder and under the other Debt Documents, including the right to receive payments hereunder and the right to enforce Debtor's obligations hereunder and under the other Debt Documents. Debtor agrees to, upon any such assignment, perform its obligations hereunder for such Trustee.

      Section 7.11. Lien Adjustment. In order to obtain or to refinance a Senior Revolving Line of Credit, Noteholder agrees to subordinate, or if demanded by a prospective lender, release its liens on the Collateral (other than its Liens with respect to the ACandS Funds and the Escrow Account) promptly upon the delivery to Noteholder of an executed loan agreement executed by such lender and Debtor evidencing such Senior Revolving Line of Credit, provided that, if any order, judgment or decision is made or entered against Debtor in excess of $500,000 (a "Material Judgment") that could entitle the creditor thereunder to a Lien, the Noteholder shall be deemed authorized by the Debtor to file a UCC-1 financing statement against all Collateral. As a condition to any release of Collateral as contemplated above, Debtor shall deliver to the Noteholder such security agreements, pledges and other deliveries contemplated by Section 4.4(c) of the Security Agreement (the "Supplemental Documents") as the Noteholder shall request, in each case duly executed by the Debtor, for the purpose of reinstating in favor of Noteholder a perfected Lien on all Collateral. The Noteholder agrees to hold such Supplemental Documents in escrow until the making or entering of a Material Judgment, at which point they will automatically become effective.

      Section 7.12. Integration. This Agreement and the other Debt Documents represent the agreement of the Debtor and the Noteholder with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Noteholder relative to subject matter hereof not expressly set forth or referred to herein or in any Debt Document.

                            [Signature Pages Follow]

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

GILBERT HEINTZ & RANDOLPH LLP

By:
    -----------------------------------------------
Name:
      ---------------------------------------------
Title:
        -------------------------------------------


Note Agreement                        S-1

CONGOLEUM CORPORATION

By:
    -----------------------------------------------
Name:
      ---------------------------------------------
Title:
        -------------------------------------------


Note Agreement                        S-2

                                    EXHIBIT D
                                 PAYMENT ACCOUNT
                                 ---------------

      Wachovia Bank NA
      Charlotte, NC
      ABA#: 031 201 467
      Account Name:  Congoleum Corporation
      Account Number:  20000 1175 6765